Exhibit 99.02

SoftNet Technology Selected as Preferred Vendor by Multi-State Purchasing Organization

Iselin, N.J., December 19, 2006

SoftNet Technology Corp. (OTC BB: STTC.OB - News) (German WKN: A0B7RZ) is pleased to report their selection to participate in PEPPM, a multi-state program which allows local government and education organizations to purchase technology equipment at preferred pricing. PEPPM lists Companies as preferred providers based on their independent research and evaluation.  According to Matt Cox, SoftNet Business Development Manager, “PEPPM allows participating organizations in the Local, County, Municipal Government and Education sectors to purchase technology on a most favored customer basis, a streamlined and efficient process compared to soliciting 3 bids for every purchase.”

SoftNet has been awarded a three (3) year, multi-state contract on the following technology products:

  Barracuda Spam Firewall
  AmbironTrustWave’s ipANGEL Intrusion Prevention System
  Kaspersky Anti-Virus Software
  Aventail SSL VPN products

“The PEPPM award marks the opening of another sales channel to SoftNet, which will in turn can lead to additional revenue opportunities in the Government and Education verticals beyond the initial PEPPM sale including potential professional services and consulting engagements. Additionally, since PEPPM is more national in scope, it will serve the Company well as we continue to expand our geographic presence.  This is another positive step forward in our goal to make 2007 a record-breaking year for SoftNet,” said Jim Booth, SoftNet CEO.

For more information on PEPPM visit their website at www.PEPPM.org.

Please visit our website at www.SoftNetTechnology.com for more information or for Investor Relations; please contact the company directly at 908-212-1799, James Booth-CEO.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by SoftNet Technology Corp (STTC) may differ materially from these statements due to a number of factors. STTC assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

Source: SoftNet Technology Corp.